Exhibit 99.1

March 9, 2006	DUKE ENERGY MEDIA CONTACT:	Pete Sheffield
	Phone:	980/373-4503
	24-Hour:	704/382-8333

Duke Energy Commences Consent Solicitation Related to

First and Refunding Mortgage Bonds

CHARLOTTE, N.C. – Duke Energy today announced that it has commenced a consent solicitation to seek amendments to the indenture governing Duke Energy’s first and refunding mortgage bonds.

The proposed amendments would amend certain covenants in the mortgage indenture to clarify Duke Energy’s ability to convert to a limited liability company, or other form of organization that provides for limited liability on behalf of its equity holders. Although Duke Energy intends to convert to a limited liability company as part of its restructuring as a holding company upon closing of its merger with Cinergy Corp., the merger is not conditioned on successful completion of the consent solicitation nor is the consent solicitation conditioned upon consummation of the merger.

Relevant terms and conditions of the solicitation are set forth in a consent solicitation statement and consent form to be distributed to all holders of record of the affected Duke Energy first and refunding mortgage bonds on March 8, 2006, which is the record date for the consent solicitation. The solicitation is being made with respect to the following bonds:

•	$105,000, 3.75 percent First and Refunding Mortgage Bonds Series A due 2008 (CUSIP No. 264399EG7)

•	$499,895,000, 3.75 percent First and Refunding Mortgage Bonds Series B due 2008 (CUSIP No. 264399EK8)

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•	$200,000,000, 4.50 percent First and Refunding Mortgage Bonds due 2010 (CUSIP No. 264399EH5)

•	$500,000,000, 5.30 percent First and Refunding Mortgage Bonds due 2015 (CUSIP No. 264399EM4)

•	$40,000,000, First and Refunding Mortgage Bonds, York County Pollution Control Facilities Revenue Refunding Series due 2014

•	$77,000,000, First and Refunding Mortgage Bonds, Medium-Term Notes Series due 2017

•	$14,217,229, 8.95 percent First and Refunding Mortgage Bonds, City of Greensboro Series due 2027.

Duke Energy will pay $1.50 in cash for each $1,000 principal amount of mortgage bonds for which properly completed consents are received (and not revoked) on or prior to the expiration date for the consent solicitation. The consent payment will be made only if the requisite consents are received. The consent solicitation will expire at 5 p.m. ET, on March 17, 2006, unless extended by the company.

J.P. Morgan Securities Inc. will act as solicitation agent. The information and tabulation agent is Global Bondholder Services Corporation. Holders of mortgage bonds may contact J.P. Morgan Securities Inc. at 866/834-4666 with questions regarding the consent solicitation. For copies of the consent solicitation statement and consent form, noteholders should contact Global Bondholder Services Corporation at 866/924-2200.

Duke Energy is a diversified energy company with a portfolio of natural gas and electric businesses, both regulated and unregulated, and an affiliated real estate company. Duke Energy supplies, delivers and processes energy for customers in the Americas. Headquartered in Charlotte, N.C., Duke Energy is a Fortune 500 company traded on the New York Stock Exchange under the symbol DUK. More information about the company is available on the Internet at: http://www.duke-energy.com.

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This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Duke Energy believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors could cause actual results to differ materially from those in the forward- looking statements herein are discussed in Duke Energy’s 2005 Form 10-K and other filings with the Securities and Exchange Commission.

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